EXHIBIT 5.3

July 22, 2022

To: New Found Gold Corp.
Suite 1430-800 West Pender Street
Vancouver, BC, Canada V6C 2V6

In connection with the Registration Statement on Form F-10 of New Found Gold Corp. (the “Registration Statement”), I, R. Mohan Srivastava, P.Geo., hereby consent to the references in the Registration Statement to my name and the amended and restated technical report entitled “Exploration Update of the Queensway Project, Newfoundland and Labrador, Canada” with an effective date of May 31, 2022 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Sincerely,

/s/ R. Mohan Srivastava
R. Mohan Srivastava, P.Geo